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                                                                    Exhibit 99.1



NEWS RELEASE

FOR IMMEDIATE RELEASE



               PICO HOLDINGS, INC. FILES AMENDED 10-K FOR 2004 AND
                       10-Q FOR THE FIRST QUARTER OF 2005

(LA JOLLA, CALIFORNIA) -- MAY 27 2005 -- PICO Holdings, Inc. (NASDAQ: PICO) announced today that it has amended its current and prior year financial statements to remove additional disclosure from the "Stock-Based Compensation"
section in the notes to the Company's financial statements in its Annual Report on Form 10-K for the fiscal year ended December 31, 2004 and its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2005. The amendment removes unnecessary disclosure from a note to the financial statements, and has no effect on PICO's shareholders' equity, balance sheet, results of operations, or cash flows for 2004 and the first quarter of 2005.

The Form 10-K/A restated footnote increased pro forma net loss in the stock-based compensation disclosure for 2004 to $10.6 million ($0.85 per basic and diluted share) from $4 million ($0.33 per basic and diluted share) and in the disclosure for 2003 reduced pro forma net loss to $3.3 million ($0.27 per basic and diluted share) from $8.1 million ($0.61 per basic and diluted share). The Form 10-Q/A restated footnote increased pro forma net loss in the stock-based compensation disclosure for the three months ended March 31, 2005 to $7 million ($0.56 per basic and diluted share) from $444,000 ($0.04 per basic and diluted share) and in the stock-based compensation disclosure for the three months ended March 31, 2004 increased pro forma net loss to $5 million ($0.41 per basic and diluted share) from $4 million ($0.32 per basic and diluted share).

The amendment does not alter management's conclusion that the Company's internal control over financial reporting was effective at December 31, 2004 and March 31, 2005.

The Company's adjustments to stock-based compensation reporting are more fully described in its Annual Report on Form 10-K/A and in its Quarterly Report on Form 10-Q/A filed today with the Securities and Exchange Commission, which, as a result, includes restated historical financial information for the fiscal year ended December 31, 2004 and the quarterly period ended March 31, 2005. Financial information regarding stock-based compensation in the previously-filed Annual Report and Quarterly Report should no longer be relied upon.

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CONTACT:             MAX WEBB             CFO & TREASURER             (858) 456-6022 EXT. 216
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